As filed with the Securities and Exchange Commission on May 3, 2004
                           Registration No. 333-______
                         ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               THE EASTERN COMPANY
             (Exact name of registrant as specified in its charter)


         Connecticut                                     06-0330020
         -----------                                     ----------
(State or other jurisdiction                          (I.R.S. employer
of incorporation or organization)                  identification number)

112 Bridge Street, Naugatuck, Connecticut                06770
-----------------------------------------                -----
(Address of principal executive offices)              (Zip code)


              THE EASTERN COMPANY 1997 DIRECTORS STOCK OPTION PLAN
              ----------------------------------------------------
                            (Full title of the plan)

                             John V. Galiette, Esq.
                              Reid and Riege, P.C.
                               One Financial Plaza
                        Hartford, Connecticut 06103-3185
                     (Name and address of agent for service)

                                 (860) 240-1009
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

Title of                        Proposed            Proposed maximum
securities    Amount           maximum offering    aggregate         Amount of
to be         to be            price               offering         registration
registered    registered (1)   per share (1)(2)    price (1)          fee (2)
----------    --------------   ----------------    ---------          -------

Common stock  100,000          $15.25 for 25,000   $1,583,500         $200.63
                               $16.03 for 75,000

(1) These amounts have been estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, these amounts have been computed on the basis of the exercise price of options, where known, and where such exercise price is not known, on the basis of the average of the high and low prices of the Registrant's Common Stock as traded on the American Stock Exchange.

(2) The registration fee equals $126.70 per million of the sum of: (a) $381,250, which is the aggregate exercise price of 25,000 options granted at an exercise price of $15.25 per share; plus (b) $1,202,250, which is $16.03, the average of the high and low prices of the Registrant's Common Stock on April 28, 2004 (a date within five business days prior to the date of filing of the Registration Statement), multiplied by 75,000, a good faith estimate of the aggregate number of shares of Common Stock of the Registrant to be issued under options to be granted pursuant to the Plan.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

         The following documents which have been filed by The Eastern Company, a Connecticut corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 2004.

                  (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2004.

                  (c) The description of the Registrant's Common Stock contained in the Registrant's registration statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendments updating such description filed with the Commission.

                  (d) The description of the Registrant's Common Stock contained on pages 17 and 18 of the Registrant's Form S-8, Registration No. 33-29452, relating to The Eastern Company Incentive Stock Option Plan and The Eastern Company 1989 Executive Stock Incentive Plan filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and any amendments updating such description filed with the Commission.

                  (e) The description of the Registrant's Rights Plan contained in the Registrant's Form 8-K filed on August 6, 1998 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in the documents incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

         Not applicable.

Item 5.       Interests of Named Experts and Counsel.
              --------------------------------------

         The consolidated financial statements of The Eastern Company incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon which is also incorporated by reference herein. Such financial statements have been incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Registrant by Reid and Riege, P.C., Hartford, Connecticut.

Item 6.       Indemnification of Directors and Officers.

         Section 33-770 et seq. of the Connecticut General Statutes provides for permissive indemnification, mandatory indemnification and court-ordered indemnification of directors.

         (A) A corporation may indemnify a director against liability incurred in a pending, threatened or completed action, suit or proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful. A corporation may also indemnify a director if he engaged in conduct for which indemnification is permitted or required under the corporation's certificate of incorporation.

         A corporation may not indemnify a director unless a determination has been made that indemnification of the director is permissible because the director has met the applicable standard of conduct. This determination must be made either: (1) if there are two or more disinterested directors, by a majority vote of the disinterested members of the board of directors; or (2) by a majority vote of a committee which is composed of two or more disinterested directors and which is designated by vote of a majority of the disinterested directors; or (3) by special legal counsel selected by the disinterested directors or a committee of disinterested directors (or by the full board if there are fewer than two disinterested directors); or (4) by vote of the shareholders (although shares owned by directors who are not disinterested directors cannot vote).

         Notwithstanding the above, however, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation (unless the indemnification is for reasonable expenses incurred and the director met the relevant standard of conduct noted above); or (2) in connection with any proceeding charging improper financial benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that a financial benefit was improperly received by him.

         A corporation may advance reasonable expenses incurred by a director in connection with a proceeding if: (1) the director furnishes the corporation with a written affirmation of his good faith belief that he has met the standard of conduct for receiving indemnification, or the proceeding involves conduct for which liability is limited under the corporation's certificate of incorporation; and (2) the director furnishes the corporation with a written undertaking to repay any advances if it is ultimately determined that he did not meet the standard of conduct. Authorizations for the repayment of expenses must be made either: (1) if there are two or more disinterested directors, by a majority vote of the disinterested members of the board of directors; or (2) by a majority vote of a committee which is composed of two or more disinterested directors and which is designated by vote of a majority of the disinterested directors; or (3) by the full board if there are fewer than two disinterested directors; or (4) by vote of the shareholders (although shares owned by directors who are not disinterested directors cannot vote).

         (B) Unless limited by its certificate of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by him in connection with the proceeding.

         (C) Unless a corporation's certificate of incorporation provide otherwise, a court may order a corporation to indemnify a director if the director applies to the court for indemnification and the court determines that:
(1) the director is entitled to mandatory indemnification; (2) the director is entitled to indemnification pursuant to a provision of the corporation's certificate of incorporation; or (3) the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not he met the standard of conduct for permissive indemnification or was adjudged liable to the corporation. However, if he was adjudged liable to the corporation, his indemnification will be limited to only the reasonable expenses incurred.

         The rules which apply above relating to the indemnification of directors also apply to officers who are not directors of the corporation. In addition, a corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that is permitted by its certificate of incorporation, bylaws, general or specific action of its board of directors, or contract.

         Article Tenth of the Registrant's certificate of incorporation and
Section 33-636(b)(4) of the Connecticut General Statutes limit the personal liability of the Registrant's directors to the Registrant or its shareholders for monetary damages for any failure on the part of the directors to exercise the requisite degree of care in fulfilling their duties and responsibilities in their capacity as directors. However, the protection does not extend to acts or omissions of the directors that involve a knowing and culpable violation of law, enable the director or an associate to receive an improper personal economic gain, show a lack of good faith and a conscious disregard for the duty of the director of the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, constitute a sustained and unexcused pattern of inattention amounting to an abdication of the director's duty to the corporation, or involve unlawful distributions to the director.

         The Registrant's by-laws also require the indemnification of the Registrant's directors and officers. Article IX of the by-laws provides that each director and officer of the Registrant will be indemnified against losses incurred by him to the fullest extent permitted by Connecticut law. This right of indemnification is in addition to any other such rights to which the director or officer may, as a matter of law, be entitled.

         The Registrant has also obtained directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of the Registrant against certain damages and expenses because of certain claims made against them which are caused by their negligent act, error or omission.

Item 7.       Exemption from Registration Claimed.

         Not applicable.

Item 8.       Exhibits.
              --------

         The following exhibits are filed as part of this Registration
Statement:

         4(a) The Eastern Company 1997 Directors Stock Option Plan, as amended by Amendment No. 1 dated April 28, 1999 and Amendment No. 2 dated December 15, 1999.

         4(b) The Registrant's restated certificate of incorporation dated August 14, 1991 is incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1991 and the Registrant's Form 8-K filed on February 13, 1991. The Registrant's amended and restated By-laws dated July 29, 1996, are incorporated by reference to the Registrant's Form 8-K filed on July 29, 1996.

         4(c) The Rights Agreement entered into between the Registrant and BankBoston N.A. (now Fleet National Bank) dated as of August 6, 1998 and the letter to all shareholders of the Registrant dated July 22, 1998, together with the press release dated July 22, 1998 describing the Registrant's redemption of shareholders' Purchase Rights dated September 16, 1991 and the issuance of a new Purchase Rights dividend distribution, are incorporated by reference to the Registrant's Form 8-K filed on August 6, 1998.

         5 Opinion of Reid and Riege, P.C. as to the legality of the securities being registered.

         23(a) Consent of Reid and Riege, P.C. (Reference is made to the Opinion of Reid and Riege, P.C. filed as Exhibit 5.)

         23(b)    Consent of Independent Auditors.

         24 Power of Attorney (included in signature page to this Registration Statement).

         99(1) Resale S-3-type prospectus filed with this Registration Statement on Form S-8 in accordance with General Instruction C of Form S-8.

         99(2) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 2004 is incorporated herein by reference.

         99(3) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2004 is incorporated herein by reference.

         99(4) Notice of the 2004 Annual Meeting of Shareholders and Proxy Statement of the Registrant dated March 22, 2004 are incorporated herein by reference.

Item 9.       Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Naugatuck, State of Connecticut, on the 3rd day of May, 2004.

                               THE EASTERN COMPANY


                           By /s/ Leonard F. Leganza
                              ----------------------
                               Leonard F. Leganza
                              (President and Chief
                               Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. By so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of the Registrant does hereby appoint Leonard F. Leganza and David C. Robinson, and each of them severally, his or her true and lawful attorneys or attorney to execute in his or her name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of the Registrant any and all amendments to said Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and to all intents and purposes, as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.






Signature                    Title                                Date



/s/ Leonard F. Leganza       President, Chief Executive           May 3, 2004
-------------------------    Officer and Director
Leonard F. Leganza           (Principal Executive Officer)


                             Director                             May 3, 2004
-------------------------
John W. Everets


/s/ Charles W. Henry         Director                             May 3, 2004
-------------------------
Charles W. Henry

/s/ David C. Robinson        Director                             May 3, 2004
------------------------
David C. Robinson


/s/ Donald S. Tuttle, III    Director                             May 3, 2004
--------------------------
Donald S. Tuttle, III


/s/ John L. Sullivan III     Vice President, Secretary            May 3, 2004
--------------------------   and Treasurer (Principal
John L. Sullivan III         Financial Officer)




         The Plan. Pursuant to the requirements of the Securities Act of 1933, the person who administers the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Naugatuck, State of Connecticut on the 3rd day of May, 2004.

                            THE EASTERN COMPANY 1997 DIRECTORS STOCK OPTION PLAN

                             By THE EASTERN COMPANY


                             By /s/ Leonard F. Leganza
                             -----------------------------
                             Leonard F. Leganza
                             Its President and Chief
                             Executive Officer